Exhibit 10.8

DaVita Inc.

Change in Control Bonus Program

September 18, 2001

I.	Purpose

The purpose of the bonus program is to ensure the continued dedication of employees to DaVita Inc. and its subsidiaries (the “Company”), through additional assurances of financial and employment security in the event of a Change in Control of the Company.

II.	Eligible Employees

a.	Only Eligible Employees may participate in the bonus program.

b.	Eligible Employees are those employees who were either full-time or part-time benefit eligible employees for the entire 12-month period preceding the Change in Control and who are employed by the Company on the date of the Change in Control. An approved leave of absence will count towards the 12-month period for eligibility. Employees who have received stock options for a total of 50,000 or more shares of the Company’s stock (without regard to vesting) are disqualified as Eligible Employees.

c.	Employees who are represented by a union are not Eligible Employees unless this bonus program is expressly included within their collective bargaining agreement.

d.	Employees employed in units we manage but do not own are eligible to participate in this program if they meet the above criteria.

e.	Employees employed in units in which we are a minority partner are eligible to participate in this program if they meet the above criteria.

III.	Qualifying Change in Control

“Change in Control” shall mean:

a.	Any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the total voting power entitled to vote in the election of directors of the Company, including any transaction in which the Company becomes a wholly owned or majority owned subsidiary of another corporation.

b.	Any merger, consolidation, or reorganization in which the Company does not survive.

c.	Any merger or consolidation in which the Company survives but the shares of the Company’s common stock outstanding before the merger or consolidation represent less than 50% of voting power of the Company after the merger or consolidation.

d.	Any transaction or series of transactions in which greater than 50% of the Company’s assets are sold.

IV.	Determination of Bonus Amount

a.	The aggregate bonus is to equal 4% of the premium realized in the Change in Control transaction, measured from the closing price per share of the Company’s stock on March 29, 2000 of $2.6875. For example;

1.	If the Change in Control is a purchase of the Company’s outstanding stock for cash, the aggregate bonus shall equal 4% of the product of (x) the difference between the cash purchase price per share and $2.6875 and (y) the total shares outstanding on the date of the Change in Control.

2.	If the Change in Control is a stock-for-stock transaction, the aggregate bonus shall equal 4% of the product of (x) the difference between the market value of the stock received per share of Company stock and $2.6875 and (y) the total shares outstanding on the date of the Change in Control.

b.	The calculation of the premium realized shall be approved by the Company’s Board of Directors.

c.	The allocation of the aggregate bonus amount among individual Eligible Employees will be reasonably determined by the Company’s Chief Executive Officer and confirmed by the Company’s Board of Directors.

V.	Bonus Payment Terms

a.	Bonus to be paid within 30 days after Change in Control, unless the person acting as Chief Executive Officer for the 6 months immediately prior to the Change in Control continues as the Chief Executive Officer after the Change in Control for at least 12 consecutive months following the Change in Control. In the latter event, payment of the bonus may be deferred as reasonably determined by the Chief Executive Officer and confirmed by the Board. If the Chief Executive Officer immediately prior to the Change in Control continues as the Chief Executive Officer, but not for the following 12 consecutive months, the bonus will be paid within 15 days after the date he or she is no longer the Chief Executive Officer.

b.	The bonus will be paid to an Eligible Employee’s estate if he or she dies before payment is required, with no change in the payment date.

c.	The bonus will be paid in a lump-sum cash payment.

d.	If legally permitted, the Company may amend the 401(k) plan and/or profit sharing plan to encourage employees to put bonus payment into one of these plans. The decision will be left to the employee.

e.	Eligible Employees who receive a Change in Control bonus will be required to sign a release agreement, which includes a nondisparagement clause, as a condition precedent to receiving any bonus payment under this program.

VI.	Miscellaneous

a.	This program shall be governed by and construed in accordance with the laws of the State of Delaware.

2